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R. A. Derr II
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Director, Investor Relations
609-896-7632

FOR IMMEDIATE RELEASE


  IMO INDUSTRIES SETS FINAL STAGE OF RESTRUCTURING PROGRAM

            - Sale of Roltra-Morse Unit Planned -

              - Refinancing Program Initiated -

            - Operating Costs to be Further Cut -

            - Announces Strategic Acquisitions -

LAWRENCEVILLE, NEW JERSEY, FEBRUARY 7, 1996 - Imo Industries Inc. (NYSE-IMD) today said that it is proceeding with the final stage of its program to focus on its core operations, strengthen its balance sheet, lower its operating costs and enhance its opportunities for profitable growth. As part of this program, the Company said that its Board of Directors has approved a plan to sell the Company's Italian based Roltra-Morse unit, which is a major supplier of latches, door panels, flexible cable and window controls to the automotive industry. The Company expects to apply proceeds from the transaction to reduce debt.

The Company has engaged both a commercial bank and an investment banking firm to assist in the overall refinancing of its domestic senior debt and $220 million of currently outstanding subordinated debt. The Company expects the refinancing to be completed in 1996.

Another part of the program is to reduce the Company's general and administrative expenses by at least $5 million annually, which the Company believes can be achieved based on the results of a Company-wide review of these costs begun in the third quarter of 1995. Additionally, the Company has initiated the rationalization of certain of its European operating facilities included within the Morse Controls and Instrumentation operations. It is expected that the savings and improvements from these restructuring and cost reduction programs will begin to be realized in the second quarter of 1996.

Imo said it expects to report its 1995 year-end results about February 15, and that these results will include charges in connection with the above programs and other restructurings. The charges associated with these items will exceed profits generated in the fourth quarter.

The Company said it expects the sale of Roltra-Morse, which has annual revenues of approximately $100 million, to be non-dilutive on an EPS basis and to result in a positive impact on domestic cash flow. It said that Roltra-Morse will be accounted for as a discontinued operation and that the
Company  expects to record a gain on the sale in 1996.   The
Company also announced that it has engaged the investment banking firm of CS First Boston to assist in the sale of this business.

Donald Farrar, chairman and chief executive officer of Imo, stated that "Roltra-Morse is an excellent business with first-rate technology and state-of-the-art manufacturing. We believe, however, that in today's global economy it would be better positioned as part of an organization that has a larger commitment to the international automotive market than Imo."

Mr. Farrar also announced today that the Company recently completed the strategic acquisition of RMH Controls which has operations in Sweden and the UK. RMH is a specialized manufacturer of electronic controls which will provide a broader product offering for the Morse Controls business. In addition, the Company has reached agreement for another acquisition which, if consummated upon completion of ongoing due diligence reviews, would further support the Company's pump operations in Europe. These acquisitions are expected to add a minimum of 2% to revenue growth in 1996.

"Coupled with our previously announced formation by the Morse Controls business of a manufacturing joint venture in the Peoples Republic of China, these acquisitions are a part of our strategic plan to expand our international presence in businesses where we have proven market leadership. With the completion of the restructuring program, we will have a substantially strengthened balance sheet and will be well positioned to support profitable growth in our four core operations -- Morse Controls, Pumps, Power Transmission and Instrumentation -- all of which enjoy market leadership status and significant competitive strengths", Mr. Farrar said.

Imo Industries is a diversified manufacturer of pumps, fluid sensors and motion control products worldwide.

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